Exhibit 95

MINE SAFETY DISCLOSURE

TECO Coal’s subsidiaries operate mining complexes that are subject to regulation by the Mine Safety and Health Administration (MSHA) under the U.S. Federal Mine Safety and Health Act of 1977 (the Mine Act). MSHA inspects TECO Coal mines on a regular basis and issues various citations and orders when it believes that a violation of the Mine Act, any health or safety standard, or any regulation has occurred. Set forth below is information regarding certain mining safety and health orders and citations issued by MSHA and related assessment and legal actions and mine related fatalities with respect to TECO Coal’s mining operations. In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size and type (underground or surface) of the coal mine, (ii) the number of citations and orders issued will vary from inspector to inspector, and (iii) citations and orders can be contested and appealed, and as part of that process, may be reduced in severity and amount, and are sometimes dismissed.

For purposes of reporting regulatory matters under Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the following table sets forth the total number of specific citations and orders issued by MSHA under the Mine Act, along with the total dollar value of the proposed civil penalty assessment, and the total number of fatalities during the current reporting period for each TECO Coal subsidiary that is acting as a coal mine operator, by individual mine. Information relating to the aggregate number of legal actions pending, initiated and resolved during the reporting period is also reported below for each of the mines.

			For the year ended December 31, 2013 (1)(2)
Mine ID #	Section 104 Significant & Substantial Citations	Section 104(b) Orders	Section 104(d) Citations and Orders	Section 110(b)(2) Violations	Section 107(a) Orders	Proposed MSHA Assessments (in thousands)	Fatalities	Pending Legal Actions (3)(4)	Legal Actions Initiated		Legal Actions Resolved During 2013
Clintwood Elkhorn
15-16734	0	0	0	0	0	$1	0	6	0		1
15-18524	0	0	0	0	0	0	0	0	0		0
15-19396	1	0	0	0	0	1	0	0	0		1
44-03010	10	0	0	0	0	6	0	2	2		17
44-07108	0	0	0	0	0	0	0	1	0		3
44-07199	16	0	0	0	0	17	0	8	4		25
YGX (5)	0	0	0	0	0	0	0	3	0		2

Totals	27	0	0	0	0	$25	0	20	6		49

Perry County
15-05485	11	0	0	0	0	$8	0	24	24		22
15-18565 (9)	32	0	0	0	0	84	0	49	53		263
15-18662 (10)	9	0	0	0	0	28	0	35	14		359
15-19015 (11)	41	0	1	0	0	103	0	45	63		409

Totals	93	0	1	0	0	$223	0	153	154		1,053

Premier Elkhorn
15-16470	2	0	0	0	0	$2	0	0	0		11
15-17360 (8)	0	0	0	0	0	0	0	0	0		0
15-18784	7	0	0	0	0	17	0	0	0		3
15-18823	11	0	0	0	0	23	0	6	6		15
15-18892	0	0	0	0	0	0	0	0	0		0
15-18946	4	0	0	0	0	9	0	0	0		0
15-19411	0	0	0	0	0	0	0	0	0		0
15-19590	0	0	0	0	0	0	0	0	0		0
15-19622	2	0	0	0	0	3	0	0	0		6
15-19642	0	0	0	0	0	0	0	0	0		0
15-19649	0	0	0	0	0	0	0	0	0		0
15-19650	0	0	0	0	0	0	0	0	0		0
15-19721	0	0	0	0	0	0	0	0	0		0
A906 (6)(7)	0	0	0	0	0	7	0	0	0		5

Totals	26	0	0	0	0	$61	0	6	6		40

Grand Totals	146	0	1	0	0	$309	0	179	166	(12)	1,142

1.	Based on data obtained from MSHA Mine Data Retrieval System (MDRS) as of Jan. 3, 2014.
2.	No TECO Coal Corporation mining entity has received written notice that it meets the requirements of a Pattern of Violations (POV) during the period, nor indicates a POV status on MSHA’s MDRS system as of Jan. 3, 2014.
3.	All of the Pending Legal Actions identified in this column are based on data contained in the MSHA MDRS at the time of data retrieval for this report. Includes any citation status “In Contest”, “Hearing Case Filed” or “Payment Pending”.
4.	All of the Pending Legal Actions involve citations or orders referenced in Subpart B of 29 C.F.R. Part 2700 that are being contested by a TECO Coal Corporation subsidiary. Includes any citation status “In Contest”, “Hearing Case Filed” or “Payment Pending”.
5.	YGX is the MSHA “Contractor Identification Number” assigned to Clintwood Elkhorn Mining Company for contracted engineering work performed at a mine that is operated by an independent contract mining company for Clintwood Elkhorn Mining Company.
6.	A-906 is the MSHA “Contractor Identification Number” assigned to Premier Elkhorn Mining Company for contracted engineering work performed at a mine that is operated by an independent contract mining company for Premier Elkhorn Coal Company.
7.	In addition to the number of “Legal Actions Resolved During the Period”, 18 vacated citations that were shown “In Contest” in the 2012 year-end report are no longer within the MSHA MDRS, and are therefore no longer reflected on this report.
8.	In addition to the number of “Legal Actions Resolved During the Period”, two vacated citations that were shown “In Contest” in the 2012 year-end report are no longer within the MSHA MDRS, and are therefore no longer reflected on this report.
9.	In addition to the number of “Legal Actions Resolved During the Period”, two vacated citations that were shown “In Contest” in the 2012 year-end report are no longer within the MSHA MDRS, and are therefore no longer reflected on this report. Also, two citations shown in the MDRS at the time of data retrieval for the second quarter of 2013 had been moved from Perry County Coal Corporation to a trucking contractor sometime during the 3rd quarter of 2013.
10.	In addition to the number of “Legal Actions Resolved During the Period”, six vacated citations that were shown “In Contest” in the 2012 year-end report are no longer within the MSHA MDRS, and are therefore no longer reflected on this report.
11.	In addition to the number of “Legal Actions Resolved During the Period”, four vacated citations that were shown “In Contest” in the 2012 year-end report are no longer within the MSHA MDRS, and are therefore no longer reflected on this report.
12.	34 vacated citations that were shown as “Legal Actions Initiated” during 2013 are no longer within the MSHA MDRS, and are therefore no longer reflected on this report.